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                                                                    EXHIBIT 23.8

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-18717 of CUC International Inc. of our report dated March 13, 1995 (relating to the financial statements of Advance Ross Corporation as of December 31, 1994 and for the years ended December 31, 1994 and 1993, not presented separately therein), appearing in the CUC International Inc. Annual Report on Form 10-K for the year ended January 31, 1996 and the CUC International Inc. Current Report on Form 8-K (filed with the Securities and Exchange Commission on September 17, 1996) and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois


December 30, 1996